Exhibit 99.1

LENZ Therapeutics Reports Second Quarter 2025 Financial Results and Recent Corporate Highlights
New Drug Application (NDA) for LNZ100 for treatment of presbyopia on track for PDUFA target action date of August 8, 2025
88-member sales force hired and prepared to initiate sales and marketing activities immediately upon approval
Executed multiple international license and commercialization agreements for LNZ100 including over $195 million in upfront and milestone payments together with double-digit royalties on net sales
Cash, cash equivalents and marketable securities of $209.6 million as of June 30, 2025
SAN DIEGO, CA – July 30, 2025 – LENZ Therapeutics, Inc. (Nasdaq: LENZ or “LENZ” or the “Company”), a pre-commercial stage biopharmaceutical company focused on the development and commercialization of the first and only aceclidine-based eye drop to improve near vision in people with presbyopia, today reported financial results for the second quarter ended June 30, 2025, and recent corporate highlights.
“As our PDUFA target action date is rapidly approaching, we are encouraged by our ongoing engagement with the FDA and are confident that the review of our NDA for LNZ100 is on track,” said Eef Schimmelpennink, President and Chief Executive Officer of LENZ Therapeutics. “Additionally, with the recent execution of multiple licensing agreements in key geographies, we look forward to continuing the momentum to position LNZ100 with a global commercial footprint.”
Second Quarter 2025 and Recent Corporate Highlights
NDA review by U.S. Food and Drug Administration (FDA) for LNZ100 as a treatment for presbyopia remains on track. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of August 8, 2025 for LNZ100 and noted it is not planning to hold an Advisory Committee Meeting to discuss this application. In May 2025, the late-cycle review meeting and communications were completed, noting no significant review issues, and the FDA reiterated it had no plans to request an Advisory Committee Meeting. The Company has not noted any delays or interruptions in the review of its NDA for LNZ100 or changes to the review team. The NDA submission for the treatment of presbyopia is supported by positive data from the pivotal Phase 3 CLARITY study. Aceclidine is a new chemical entity in the United States and, if approved, would mark a global first aceclidine-based eye drop for the treatment of presbyopia.
Commercial team prepared for launch in United States and sales force is in place. The Company has completed the hiring and pre-approval training of the 88-member sales force and is prepared to initiate sales and marketing activities immediately upon approval in the United States. On April 15, 2025, LENZ hosted a Commercial Day at the NASDAQ MarketSite in New York City, where management shared key updates on commercialization strategy, supply chain readiness, product distribution, and insights from Key Opinion Leaders and eye care professionals (ECPs). A replay of the Commercial Day presentations is available in the Events section of the Investor Relations page on the LENZ Therapeutics website at www.LENZ-tx.com.
Executed multiple international license and commercialization agreements for LNZ100 including over $195 million in upfront and milestone payments together with double-digit royalties on net sales. In May 2025, the Company announced an exclusive license and commercialization agreement granting Lotus Pharmaceutical rights to commercialize LNZ100 for the treatment of presbyopia in the Republic of Korea and certain countries in Southeast Asia, including Thailand, Philippines, Vietnam, Malaysia, Brunei, Indonesia and Singapore. Under the terms of the agreement, LENZ is eligible to receive up to $125 million in upfront, regulatory and commercial milestone payments, as well as tiered, double-digit royalties on net sales.
In July 2025, the Company announced an exclusive license and commercialization agreement granting Laboratoires Théa rights to register and commercialize LNZ100 for the treatment of presbyopia in Canada. Under the terms of the licensing and commercialization agreement, LENZ will be eligible to receive over $70 million in upfront, regulatory and commercial milestone payments, as well as tiered, double-digit royalties on net sales.
Submission of NDA for LNZ100 in China results in achievement of milestone under Development and Commercialization Agreement with CORXEL. In July 2025, the Company announced that CORXEL Pharmaceuticals (“CORXEL”) has submitted the New Drug Application (NDA) for LNZ100 to the Center for Drug Evaluation (CDE) of the National Medical Products Administration (NMPA) of the People’s Republic of China (PRC). LENZ licensed the Greater China rights to CORXEL for the development and commercialization of LNZ100 in April 2022. The submission of the NDA for LNZ100 results in the achievement of the first milestone under the License and Collaboration Agreement with CORXEL (the “License”). Under the terms of the License, LENZ is eligible to receive up to $95.0 million of regulatory and sales milestones, as well as tiered mid single-digit to low double-digit royalties on net sales in Greater China.
Financial Results for Three and Six Months Ended June 30, 2025
Cash Position: Cash, cash equivalents and marketable securities were $209.6 million as of June 30, 2025, which is anticipated to fund operations to post-launch positive cash flow. The Company anticipates a cash balance in excess of $205.0 million as of its August 8, 2025 PDUFA target action date.
Research and Development (R&D) Expenses: R&D expenses increased to $9.1 million for the three months ended June 30, 2025, compared to $6.9 million during the same period in 2024, primarily driven by an increase in pre-approval and contingent product manufacturing activities to support the potential commercial launch of LNZ100, which is recorded in research and development prior to approval. R&D expenses decreased to $14.9 million for the six months ended June 30, 2025, compared to $17.5 million during the same period in 2024, driven by decreases in clinical trial-related expenses, as our Phase 3 CLARITY study was substantially completed in March 2024.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $12.8 million and $23.9 million for the three and six months ended June 30, 2025, respectively, compared to $7.4 million and $13.0 million during the same periods in 2024, primarily driven by increases in personnel-related expenses due to a growth in headcount, including the hiring of 88 sales specialists, and pre-commercial marketing, advertising and sales infrastructure expenses as we prepare for a potential commercial launch of LNZ100, subject to FDA approval.
Net Loss: Net loss for the three and six months ended June 30, 2025 was $14.9 million and $29.5 million, respectively, or $0.53 and $1.06 per share (basic and diluted), respectively, compared to a net loss of $10.3 million and $26.9 million, or $0.40 and $1.77 per share (basic and diluted) during the same periods in 2024. Net loss per share (basic and diluted) considers only the weighted-average common shares outstanding for the respective periods.
About LENZ Therapeutics
LENZ Therapeutics is a pre-commercial biopharmaceutical company focused on the development and commercialization of the first and only aceclidine-based eye drop to improve near vision in patients with presbyopia. LENZ’s product candidate, LNZ100 is a preservative-free, single-use, once-daily eye drop containing aceclidine. LNZ100 was evaluated in the registration-enabling Phase 3 CLARITY study as a potential therapy for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. The U.S. Food and

Drug Administration (FDA) has assigned a Prescription Drug User Fee Act (PDUFA) target action date of August 8, 2025 for LNZ100. LENZ is committed to commercializing an ideal pharmaceutical presbyopia solution that enhances vision for “all eyes, all day”. LENZ is headquartered in San Diego, California. For more information, visit: LENZ-Tx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the review and potential approval of our NDA by FDA for the potential regulatory approval; approval and commercialization of LNZ100 as a global therapy; our plans relating to commercialization, including engagement with key opinion leaders and eye care professionals and the development of commercial capabilities; the size of the market opportunity for LNZ100; our expectation that our current cash, cash equivalents and marketable securities will be sufficient to fund operations to post-launch positive operating cash flow and our expected cash balance as of the PDUFA target action date; the beneficial characteristics of LNZ100 and its expected impact on presbyopes; and expectations regarding shareholder value creation. These statements are based on numerous assumptions concerning the development of LENZ’s product candidates and target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q to be filed for the quarter ended June 30, 2025 and our subsequent filings with the SEC. We cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.
Contact:
Dan Chevallard
LENZ Therapeutics
IR@LENZ-Tx.com

LENZ Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	June 30, 2025	December 31, 2024
	(unaudited)
Cash and cash equivalents	$37,608	$20,158
Marketable securities	171,911	188,872
Total assets	217,332	215,304
Total liabilities	10,967	11,220
Total stockholders’ equity	206,365	204,084

LENZ Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
License revenue	$5,000	$—	$5,000	$—
Total revenue	5,000	—	5,000	—
Operating expenses:
Research and development	9,061	6,945	14,879	17,482
Selling, general and administrative	12,796	7,407	23,909	12,958
Total operating expenses	21,857	14,352	38,788	30,440
Loss from operations	(16,857)	(14,352)	(33,788)	(30,440)
Other income:
Other income	199	1,635	188	287
Interest income	2,246	2,463	4,569	3,251
Total other income, net	2,445	4,098	4,757	3,538
Net loss before income taxes	(14,412)	(10,254)	(29,031)	(26,902)
Income tax expense	500	—	500	—
Net loss	$(14,912)	$(10,254)	$(29,531)	$(26,902)
Other comprehensive loss:
Unrealized loss on marketable securities	(85)	(61)	(158)	(68)
Comprehensive loss	$(14,997)	$(10,315)	$(29,689)	$(26,970)
Net loss per share, basic and diluted	$(0.53)	$(0.40)	$(1.06)	$(1.77)
Weighted-average common shares outstanding, basic and diluted	28,079,071	25,608,594	27,804,112	15,163,103